                                                                    EXHIBIT 99.4

                                   Exhibit A

                   Terms and Conditions of Option Grant under

                1995 Stock Option Plan for Nonemployee Directors

1. Your Representations. The Company is relying on your ability to make these representations, in part in order to remain in compliance with laws governing sale or transfer of securities. Your ability to make them is a condition of the Company's ability to grant you shares, or options. Any capitalized terms not otherwise defined herein, shall have the meanings given in the Company's 1995 Stock Incentive Plan. You represent these things:

      1.1 Investment Intent; Financial Capability. Your good faith intention in acquiring the Shares is to hold them for your own benefit for an indefinite period. You don't have any current intention to sell or transfer any of them. Whatever amount you ultimately elect to pay in exercising your options will be an amount you can afford to be without for an indefinite period, or even to lose completely.

      1.2 Investigation of Terms and Value. You have made whatever investigation you think you need to feel well informed with your understanding of the terms under which these securities are issued, and also with the value being placed on them. You know you can talk to any counsellor you wish about it, and confirm you have had a chance to do that before you signed anything.

      1.3 Transfer Restricted. There are several types of restrictions on your ability to transfer your securities.

          1.3.1 Options. Your options are not transferrable to anyone else, except by will.

          1.3.2 Securities Law. Aside from the restrictions this agreement or your Shareholder Agreement imposes, you also understand that the Stock must be held indefinitely unless it is later registered as the law requires. While there are some exemptions from registration available, the most common ("Rule 144") is only available upon the satisfaction of certain conditions, including a required holding period. While other exemptions may be available, the conditions attached to them may be difficult to satisfy, and will be particularly strict for you as you are a director of the Company.

          1.3.3 Underwriting Lockup. If the Company elects to complete a public offering of its stock, then you will not do the things listed here within 365 days of the date of the Prospectus issued in conjunction with that sale. During that ninety days, you will not do anything that would have the effect of transferring an interest, or a right to an interest, in the Company's common stock. That means during that period you will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock. It means

Page 1 - Terms of Option Grant or Stock Purchase you will not enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, whether the transaction is to be settled by delivery of Common Stock or by delivery of something else.

      1.4 Legends will be on stock. The certificate representing the Shares will bear a legend that tells people their transfer is prohibited, absent registration or an opinion of counsel acceptable to counsel for the Company that registration is not required. The legend will look something like this:

      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED WITHOUT A VIEW TO DISTRIBUTION AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT AND UNDER ANY APPLICABLE SECURITIES LAWS, OR AN OPINION OF COUNSEL FOR THE HOLDER (CONCURRED IN BY LEGAL COUNSEL FOR THE CORPORATION) THAT SUCH REGISTRATION IS NOT REQUIRED AS TO SUCH SALE OR OFFER. THE STOCK TRANSFER AGENT HAS BEEN ORDERED TO EFFECTUATE TRANSFERS OF THIS CERTIFICATE ONLY IN ACCORDANCE WITH THE ABOVE INSTRUCTION.

      There will also be a legend dictated by your Shareholder Agreement (Exhibit C).

2.    Your Options.

      2.1 Nature of Option. Your Option is a "NONQUALIFIED" option. It is not
                                                                          ---
intended to qualify as an "Incentive Stock Option", as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

      2.2 Exercise Price. The Exercise Price for the Option is not less than the fair market value per share of Common Stock on the date of grant, as determined by the Board of Directors of the Company.

      2.3 Exercise. You may exercise the Option as follows:

          2.3.1 When Exercise Becomes Possible. Your Option becomes exercisable on the dates described in the exercise schedule in the Stock Option Grant Agreement. No more shares can become exercisable once you stop being a Director.

          2.3.2 When Exercise Stops Being Possible. Your right to exercise the Option ends when the term of the Option expires. But it will end even earlier if you leave the board. Generally, it will end ninety days after you leave the board. That time will be extended to twelve months if you stop being a Director because you are permanently and totally disabled, or because you die, or because you retire voluntarily after the age of 65

Page 2 - Terms of Option Grant or Stock Purchase or are compelled to retire by Company policy at any time. (If you die, your estate may exercise your Option for you.)

          2.3.3 No Fractional Shares. You may not exercise this option for a fraction of a share.

          2.3.4 How to Exercise. You exercise your option by sending the Company your Notice of Exercise. The Company may amend the form from time to time, but the current form is attached as Exhibit D. Fill it out, sign it, and deliver it in person or by certified mail to the Company's President, Secretary, or Chief Financial Officer. Include payment -- the exercise is not valid without it.

          2.3.5 What to Pay. You must pay the option exercise price, when you exercise your Option. Pay it in cash, cashier's or certified check, or collected funds, or in the form of shares of the Company's Common Stock having a fair market value equal to the exercise price, or in the form of a request that the Company withhold from issuance that number of shares of stock for which the Option is being exercised whose fair market value equals the exercise price.

          2.3.6 Warning. The Company cannot issue shares unless it can do so legally, and in a way that complies with the rules of any stock exchange (including NASDAQ) upon which the Shares may then be listed. The Company may not be able to issue the shares unless a registration under applicable federal and/or state law is in effect at the time of exercise, unless the Company's counsel is satisfied an exemption is available. You may need to make additional representations or warranties to qualify for exemptions from registration.

          2.3.7 Issuance of Shares. Assuming everything has been correctly done and all rules complied with, the Shares will be considered issued to you on the date your Option is exercised.

      2.4 Options Not Transferable Except by Will. You can't transfer this option, except through your will or through the laws of intestacy. The terms of the Option bind your estate, its executors and administrators, and your heirs and successors.

3. Shareholder Agreement. Shares issued now, or if you are getting an Option, when you exercise it, are subject to the Shareholder Agreement attached as Exhibit C. You will execute a copy of that if the Company asks you to, but even if you are not asked to execute it, the Shareholder Agreement applies to all your Shares. The transfer restrictions in the Shareholder Agreement go away
---
on certain conditions described in Section 7 of that agreement.

4.    Other Issues.

      4.1 Terms Supplement Plan. The words used here are used in the same sense as they are used in the Company's 1995 Stock Incentive Plan. Please refer to it for clarification, if needed. Also, the Plan controls over any other document, respect to grants of stock or options under it.

Page 3 - Terms of Option Grant or Stock Purchase

     4.2 Proprietary Information. The Company may provide you from time to time with information that is proprietary to the Company. The Company and you agree that these things are "Proprietary Information": all correspondence between you and the Company, documents, corporate records (including minutes and stock records), employee lists, financial statements, trade secrets, processes, data, know-how, improvements, inventions, techniques, marketing plans and strategies, and information concerning customers or vendors of the Company.

          4.2.1 Your Obligation. You will keep all Proprietary Information confidential while you hold the Shares (or Options for them), and for three years after that. You won't use the Proprietary Information, or disclose it to anyone else.

          4.2.2 Reservation. The Company does not intend to limit your rights under law, as a shareholder, to receive information, or to use it for proper shareholder purposes.

     4.3 Jurisdiction and Law. This Agreement is considered executed and entered into in the State of Oregon. It will be governed by and interpreted under the laws of that state. Any litigation relating to it will be brought only in the state or federal courts located in Portland, Oregon. You and the Company each waive whatever rights may exist to a jury trial in any such litigation (unless that waiver cannot be legally made in advance of trial). The Company and you both consent to jurisdiction in Oregon.

Page 4 - Terms of Option Grant or Stock Purchase